PRESS RELEASE
                                  -------------

FOR IMMEDIATE RELEASE                                 CONTACT:
---------------------                                 --------
December 23, 2004                                     Charlotte A. Zuschlag
                                                      President and Chief
                                                        Executive Officer
                                                      ESB Financial Corporation
                                                      (724) 758-5584

                                                      James P. Wetzel, Jr.
                                                      President and Chief
                                                        Executive Officer
                                                      PHSB Financial Corporation
                                                      (724) 846-7300

                  STOCKHOLDERS OF ESB FINANCIAL CORPORATION AND
                  ---------------------------------------------
                    PHSB FINANCIAL CORPORATION APPROVE MERGER
                    -----------------------------------------

Ellwood City and Beaver Falls, Pennsylvania. The merger of PHSB Financial Corporation (Nasdaq: PHSB) with and into ESB Financial Corporation (Nasdaq:
ESBF) was approved by stockholders of both companies at special meetings held earlier today. Pending the receipt of regulatory approval, the merger is expected to close during the first quarter of 2005.

Under the terms of the merger agreement, each outstanding share of PHSB common stock will be converted into the right to receive either $27.00 in cash or ESB common stock, at the election of the holder, subject to an overall requirement that 50% of the total outstanding PHSB common stock be exchanged for stock.

Charlotte A. Zuschlag, President and Chief Executive Officer of ESB Financial Corporation, stated "We are pleased that stockholders of both companies have overwhelmingly approved the merger and we look forward to serving our communities with the combined resources of ESB Bank and Peoples Home Savings Bank."

James P. Wetzel, Jr., President and Chief Executive Officer of PHSB Financial Corporation, stated that "This combination provides significant benefits for our customers and stockholders and I am looking forward to working with ESB and its management." Following the merger, Mr. Wetzel will join the board of directors of ESB.

ESB Financial Corporation, the holding company for ESB Bank, is headquartered in Ellwood City, Pennsylvania and had $1.4 billion in assets at September 30, 2004. The common stock of ESB is traded on the Nasdaq Stock Market, National Market System under the symbol "ESBF." ESB makes available on its website, which is located at www.esbbank.com, its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K on the date such reports are electronically filed with the Securities and Exchange Commission.


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PHSB Financial Corporation, the holding company for Peoples Home Saving Bank, is headquartered in Beaver Falls, Pennsylvania and had $337.5 million in assets at September 30, 2004. The common stock of PHSB is traded on the Nasdaq Stock Market, National Market System under the symbol "PHSB." PHSB makes available on its website, which is located at www.peopleshomesavings.com, its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K on the date such reports are electronically filed with the Securities and Exchange Commission.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.